Exhibit 99.1
News release

FOR RELEASE, Thursday, March 22, 2007	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Caroline Shaw, Media Contact
(310) 231-4165 or cshaw@kbhome.com
KB HOME REPORTS FIRST QUARTER 2007 RESULTS
Los Angeles, CA, March 22, 2007 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today announced financial results for its first quarter ended February 28, 2007. Highlights include:
•	Consolidated revenues totaled $1.77 billion in the first quarter of 2007, down 19% from $2.19 billion in the same quarter of 2006, reflecting a 16% decrease in unit deliveries and a 5% decline in the average selling price. The Company delivered 6,655 homes at an average selling price of $261,400 in the first quarter of 2007 compared to 7,905 homes at an average selling price of $276,200 in the first quarter of 2006. Net income in the 2007 first quarter totaled $27.5 million, or $.34 per diluted share, down from $173.3 million, or $2.01 per diluted share, in the prior year’s first quarter.

•	Despite challenging market conditions, the Company ended its 2007 first quarter in a strong financial position with $327.9 million in cash from construction operations and no borrowings outstanding under its $1.50 billion revolving credit facility. The Company’s ratio of debt to total capital, net of construction cash, improved to 49% at February 28, 2007 from 52% at February 28, 2006.

•	Company-wide first quarter net orders decreased 12% to 7,677 in 2007 from 8,719 in 2006 with most of the decline occurring in the Company’s Southwest and Central regions. First quarter net orders in the Company’s West Coast and France regions increased year-over-year, while in the Southeast region net orders were essentially flat. The Company’s cancellation rate improved sharply in the first quarter of 2007 to 31% compared to 48% in fourth quarter of 2006 and 53% in the third quarter of 2006.

•	Backlog at February 28, 2007 totaled 18,406 units, representing potential future housing revenues of approximately $4.78 billion. Backlog levels declined 31% and 34%, respectively, from the Company’s 26,536 backlog units and $7.24 billion in backlog value, which were at record first quarter levels, at

February 28, 2006. These year-over-year decreases were largely unchanged from year-end 2006 levels.
     “Our 2007 first quarter results reflect the sharp downturn in the housing market that began in 2006 and that continues to pressure the sales and profit margins of domestic homebuilders today,” said Jeffrey Mezger, president and chief executive officer. “We entered 2007 with a backlog substantially lower than the year-earlier level and consequently delivered fewer homes in the first quarter than in the same period of 2006. In addition, profit margins on our 2007 first quarter deliveries were constricted due to the persistent imbalance in housing supply and demand that is fueling intense competition and pricing pressure among homebuilders and other participants in the new home and resale markets. We believe these conditions will likely continue for at least the remainder of 2007, reducing our quarterly and full-year revenues and earnings compared to 2006 results.”
     Company-wide revenues for the quarter ended February 28, 2007 totaled $1.77 billion, down 19% from $2.19 billion for the same quarter of 2006, largely due to lower housing revenues, which fell 20% to $1.74 billion from $2.18 billion. The decline in first quarter housing revenues reflected fewer unit deliveries and a lower average selling price. Company-wide unit deliveries decreased 16% to 6,655 in the first quarter of 2007 from 7,905 in the first quarter of 2006, primarily due to lower unit deliveries in the Company’s West Coast, Southwest and Central regions, partially offset by small increases in the Southeast and France regions. The Company’s first quarter average selling price declined 5% to $261,400 in 2007 from $276,200 in 2006.
     Construction operating income in the 2007 first quarter decreased 84% to $44.1 million from $273.3 million in the first quarter of 2006. The Company’s 2007 first quarter construction operating margin declined to 2.5% from 12.5% in the year-earlier quarter, as the housing gross margin decreased 8.3 percentage points to 17.7% from 26.0%. Net income in the first quarter of 2007 decreased to $27.5 million from $173.3 million in same quarter of 2006, while first quarter earnings per diluted share declined 83% to $.34 in 2007 from $2.01 in 2006.
     “Amid persistently challenging market conditions, we remain sharply focused on the disciplines of our operating model,” said Mezger. “In particular, we are exercising extreme caution with regard to land purchases, land development phasing and asset management as we believe current housing prices do not fully reflect moderating demand for new homes. More broadly, as we navigate the uncertainties of today’s housing market, we are focused on our build-to-order operating model while maintaining a strong financial position and the liquidity to act on the new opportunities we expect will arise as the industry’s favorable long-term fundamentals help to provide greater stability.”
     The Company generated 7,677 net orders in the first quarter of 2007, down 12% from 8,719 net orders in the same period of 2006, with most of the decline occurring in the Southwest and Central regions. While posting an overall decline, the Company’s year-over-year net order comparison rebounded substantially in the first quarter from year-over-year decreases of 43% and 38% in the third and fourth quarters of 2006, respectively. The Company’s cancellation rate also showed significant improvement, falling to a historically normal rate of 31% in the first quarter of 2007 from 53% and 48% in the third and fourth quarters of 2006, respectively. The Company’s cancellation rate was 32% in the first quarter of 2006. Backlog units at February 28, 2007 decreased 31% on a year-over-year basis to 18,406 units while backlog value fell 34% to $4.78 billion.
     “Despite the recent improvement in our first quarter net order experience and a lower cancellation rate, these trends should be viewed with caution,” said Mezger. “Having now entered the spring selling season, we continue to observe instability in the marketplace. Moreover, recent problems in the subprime mortgage market combined with tightening credit requirements could exacerbate the already difficult conditions in the homebuilding industry. The rise in delinquency and foreclosure rates may increase the supply of homes on the market, generating additional downward pressure on prices. Under these conditions, it is hard to predict when the housing markets will stabilize. However, we believe that our build-to-order operating model with limited speculative production and the knowledge and experience we have gained from more than five decades of homebuilding will help us to continue to execute through these challenging times and put us in a position to capitalize on the housing market’s eventual recovery.”
The Conference Call on the First Quarter 2007 Earnings will be broadcast live today at 8:00 a.m. Pacific Daylight Time, 11:00 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of America’s largest homebuilders. Headquartered in Los Angeles, the company has domestic operating divisions in 15 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” Kaufman & Broad S.A., a subsidiary publicly-traded on Euronext Paris, is one of the leading homebuilders in France. For more information about any of KB Home’s new home communities or complete mortgage services through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance. They are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; changes in currency exchange rates (insofar as they affect our operations in France); weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option granting practices and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option granting process; other legal or regulatory proceedings or claims, conditions in the capital, credit and homebuilding markets; and other events outside of our control. See our Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2006 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended February 28, 2007 and 2006
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2007	2006
Total revenues	$1,767,234	$2,191,650

Construction:
Revenues	$1,763,045	$2,187,324
Costs and expenses	(1,718,986)	(1,913,984)

Operating income	44,059	273,340

Interest income	4,970	1,180
Interest expense, net of amounts capitalized	—	(4,753)
Minority interests	(15,504)	(11,717)
Equity in pretax income (loss) of unconsolidated joint ventures	(1,032)	5,755

Construction pretax income	32,493	263,805

Financial services:
Revenues	4,189	4,326
Expenses	(1,340)	(1,747)
Equity in pretax income of unconsolidated joint venture	6,795	1,150

Financial services pretax income	9,644	3,729

Total pretax income	42,137	267,534

Income taxes	(14,600)	(94,200)

Net income	$27,537	$173,334

Basic earnings per share	$.36	$2.14

Diluted earnings per share	$.34	$2.01

Basic average shares outstanding	76,988	81,031

Diluted average shares outstanding	80,593	86,248

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28,	November 30,	February 28,
	2007	2006	2006
Assets

Construction:
Cash and cash equivalents	$327,924	$639,211	$71,224
Receivables	677,671	659,512	568,663
Inventories	6,291,090	6,454,763	6,953,844
Investments in unconsolidated joint ventures	430,365	397,731	348,350
Deferred income taxes	411,600	393,948	214,217
Goodwill	233,772	233,815	235,357
Other assets	194,022	191,460	139,153

	8,566,444	8,970,440	8,530,808

Financial services	49,495	44,024	37,699

Total assets	$8,615,939	$9,014,464	$8,568,507

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$981,283	$1,071,265	$945,232
Accrued expenses and other liabilities	1,308,778	1,680,014	1,479,012
Mortgages and notes payable	3,167,310	3,125,803	3,116,618

	5,457,371	5,877,082	5,540,862

Financial services	26,952	26,276	51,905
Minority interests	199,888	188,358	150,955
Stockholders’ equity	2,931,728	2,922,748	2,824,785

Total liabilities and stockholders’ equity	$8,615,939	$9,014,464	$8,568,507

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2007 and 2006
(In Thousands — Unaudited)

	Three Months
Construction revenues:	2007	2006
Housing	$1,739,891	$2,183,144
Commercial	3,438	—
Land	19,716	4,180

Total	$1,763,045	$2,187,324

	Three Months
Costs and expenses:	2007	2006
Construction and land costs
Housing	$1,432,016	$1,615,061
Commercial	3,290	—
Land	20,730	3,254

Subtotal	1,456,036	1,618,315
Selling, general and administrative expenses	262,950	295,669

Total	$1,718,986	$1,913,984

	Three Months
Interest expense:	2007	2006
Interest incurred	$58,454	$51,566
Interest capitalized	(58,454)	(46,813)

Interest expense	$—	$4,753

	Three Months
Other information:	2007	2006
Depreciation and amortization	$6,856	$5,479
Amortization of previously capitalized interest	27,189	23,413

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2007 and 2006
(Unaudited)

	Three Months
Average sales price:	2007	2006
West Coast	$470,400	$486,500
Southwest	281,700	321,500
Central	161,400	157,400
Southeast	238,200	239,000
France	241,400	210,000

Total	$261,400	$276,200

	Three Months
Unit deliveries:	2007	2006
West Coast	895	1,446
Southwest	1,185	1,552
Central	1,427	1,835
Southeast	1,629	1,610
France	1,519	1,462

Total	6,655	7,905

Unconsolidated Joint Ventures:	84	76

	Three Months
Net orders:	2007	2006
West Coast	1,467	1,399
Southwest	1,108	1,492
Central	1,333	2,295
Southeast	1,836	1,854
France	1,933	1,679

Total	7,677	8,719

Unconsolidated Joint Ventures:	114	209

	February 28, 2007		February 28, 2006
Backlog data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value
(Dollars in thousands)
West Coast	2,187	$1,054,825	4,207	$2,059,191
Southwest	2,453	640,856	5,368	1,690,266
Central	2,961	494,429	5,405	841,504
Southeast	3,582	846,070	5,857	1,455,301
France	7,223	1,740,743	5,699	1,196,790

Total	18,406	$4,776,923	26,536	$7,243,052

Unconsolidated Joint Ventures:	318	$78,679	520	$119,600